Development Agreement for
                        Prod IV (Model P-4R) Radio Units

                                TABLE OF CONTENTS

Section           Title

1.                DEFINITIONS.........................................................  1

2.                DEVELOPMENT AND ACCEPTANCE..........................................  2
                  2.1      Working Sample Development.................................  2
                  2.2      Working Sample Delivery and Testing........................  3
                  2.3      Pre-Production Model Development...........................  3
                  2.4      Revised Pre-Production Models..............................  4

3                 CONSIDERATION AND PAYMENT...........................................  4
                  3.1      Price......................................................  4

4.                DELIVERY AND TITLE..................................................  4
                  4.1      Shipping Requirements......................................  4
                  4.2      Packaging and Other Requirements...........................  4
                  4.3      Working Sample Title.......................................  4

5.                INSPECTIONS.........................................................  4

6.                SUPPLY OF DOCUMENTS ................................................  5

7.                CONFIDENTIAL INFORMATION............................................  5
                  7.1      Designation of Confidential Information....................  5
                  7.2      Nondisclosure..............................................  5
                  7.3      Exceptions.................................................  5
                  7.4      Limitations................................................  6
                  7.5      Survival...................................................  6

8.                TERM, TERMINATION AND EXPIRATION....................................  6
                  8.1      Term.......................................................  6
                  8.2      Termination For Cause......................................  6
                  8.3      Termination After Acceptance of Pre-Production Model.......  6
                  8.4      Return of Confidential Information.........................  6
                  8.5      Survival...................................................  6

9.                INSURANCE AND INDEMNIFICATION.......................................  7
                  9.1      Indemnification............................................  7
                  9.2      Insurance..................................................  7
                  9.3      LIMITATION OF LIABILITY....................................  7

10.               INTELLECTUAL PROPERTY...............................................  7
                  10.1     Pre-Existing Intellectual Property.........................  7
                  10.2     Developed Proprietary Information..........................  7
                  10.3     Use of Third Party Intellectual Property Rights............  8

11.               ARBITRATION.........................................................  8


                                        i



12.               FORCE MAJEURE.......................................................  8

13.               NOTICES.............................................................  9
                  13.1     Notice Requirements........................................  9
                  13.2     Receipt....................................................  9

14.               SEVERABILITY........................................................  9

15.               SUBCONTRACTING......................................................  9

16.               LIENS.  ............................................................ 10

17.               WAIVER.............................................................. 10

18.               ASSIGNMENT.......................................................... 10

19.               AMENDMENT........................................................... 10

20.               ENTIRE AGREEMENT.................................................... 10

21.               HEADINGS............................................................ 10

22.               GOVERNING LAW....................................................... 10

23.               TAXES.  ............................................................ 11

24.               INDEPENDENT CONTRACTOR.............................................. 11

25.               LABELING  .......................................................... 11

26.               PUBLIC ANNOUNCEMENTS.  ............................................. 11


                              DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the "Agreement"), made and entered into this 1st day of March 1996 ("Effective Date") by and between INTERDIGITAL COMMUNICATIONS CORPORATION, a Pennsylvania corporation having its principal place of business at 781 Third Avenue, King of Prussia, PA 19406-1409, USA (hereinafter referred to as "InterDigital") and KENWOOD CORPORATION, a Japanese corporation having its principal place of business at 1-14-6, Dogenzaka, Shibuya-ku, Tokyo 150, Japan (hereinafter referred to as "Kenwood").

                               W I T N E S E T H:

WHEREAS, InterDigital has developed a specification for an RF radio unit to be incorporated in Prod IV, a subscriber unit; and

WHEREAS, Kenwood has expertise in the development of units similar to the RF radio unit and is desirous of, and has already expended considerable time and materials developing a Working Sample (as hereinafter defined) of the RF radio unit for InterDigital and is desirous of further refining such Working Sample as may be necessary to achieve volume production at desired cost (the "Pre-Production Model" as further defined below) and making RF changes ("Revised Pre-Production Models", as further defined below) as may be necessary by IDC from time to time; and

WHEREAS, InterDigital and Kenwood have executed a Memorandum of Understanding under which, among other things, Kenwood has agreed to undertake the above-referenced development activities and for which InterDigital had paid Kenwood US$*; and

WHEREAS, InterDigital desires to engage Kenwood to develop the Working Sample, Pre-Production Model, and Revised Pre-Production Models under and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:


1.       DEFINITIONS

1.1 "Engineering Specifications" shall mean the drawings and specification documents containing the physical, mechanical, electrical, interface and protocol specifications of the Product (as Confidential Treatment has been requested for the deleted text. hereinafter defined) as accepted by InterDigital pursuant to this Agreement.

1.2 "Intellectual Property" shall mean any and all patents, patent applications, trademarks, copyrights, proprietary know-how, trade secrets, processes, designs, discoveries, innovations, inventions or other tangible or intangible intellectual property rights.

----------
* Confidential treatment has been requested for the deleted text, which has been filed separately with the Securities and Exchange Commission.

1.3 "Pre-Production Model" shall mean the prototype of the printed circuit board for the analog circuitry, which prototype conforms to the Engineering Specifications and represents, from a design, layout, materials, and manufacturing standpoint, the exact circuit board that will be mass-produced by Kenwood for InterDigital.

1.4 "Product" shall mean the printed circuit board for the RF analogue circuitry, which is part of the subscriber unit developed by InterDigital.

1.5 "Revised Pre-Production Model" shall mean the prototype of the printed circuit board for the analog circuitry incorporating an InterDigital-requested frequency change, which prototype otherwise conforms to the Engineering Specifications and represents, from a design, layout, materials, and manufacturing standpoint, the exact circuit board that will be produced by Kenwood for InterDigital for the revised frequency requirements.

1.6 "Shipping Destination" shall mean InterDigital's receiving warehouse in King of Prussia, Pennsylvania, or such other U.S. destination as InterDigital may designate.

1.7 "Target Specifications" shall mean the specifications prepared by InterDigital and mutually agreed to by InterDigital and Kenwood for the development and manufacture of the Working Sample.

1.8 "Technical Material" shall mean designs, patterns, drawings, plans, specifications, development processes, worksheets, and any other information, manuals, documents, notes, letters, records, computer programs, molds, dies, tooling, equipment and similar property

1.9 "Work" shall mean the efforts undertaken by Kenwood to develop, ship, and as necessary, rework, repair or replace Working Samples, Pre-Production Models and Revised Pre-Production Models.

1.10 "Working Sample" shall mean the sample of the printed circuit board for the analog circuitry developed and manufactured in accordance with the Target Specifications.

2.       DEVELOPMENT AND ACCEPTANCE

2.1 Working Sample Development. Kenwood shall perform any and all work necessary to complete the development of the Working Sample in conformance with the Target Specifications. Kenwood shall periodically inform InterDigital as to Kenwood's progress in such development, including significant problems being incurred and any potential schedule impact. If Kenwood determines that the Target Specifications contain errors or have omissions, or that the Target Specifications could be modified to produce a more desirable product (i.e., more reliable, less expensive, more tolerant to environmental conditions), Kenwood shall promptly notify InterDigital in that regard. InterDigital and Kenwood shall work cooperatively to address any errors, omissions or enhancements regarding the Target Specifications.


2.2 Working Sample Delivery and Testing. Within sixty (60) days of the Effective Date, Kenwood shall deliver, or cause to be delivered, to the Shipping Destination twenty (20) Working Samples together with two sets of draft Engineering Specifications and the engineering data. InterDigital shall evaluate the Working Sample and draft Engineering Specifications and perform, or cause to be performed, at InterDigital's sole cost and expense, all tests of the Working Sample as deemed necessary by InterDigital. To expedite completion of InterDigital's evaluation, Kenwood shall, at its cost, attend InterDigital's facility to observe and assist InterDigital's Product and PROD IV evaluation. If any problems arise or are observed, InterDigital and Kenwood shall work cooperatively to find an acceptable resolution. If the problem is related solely to the failure of the Product, Kenwood shall promptly provide corrective measures. Within thirty (30) days after receipt of Working Samples, InterDigital shall promptly notify Kenwood in writing of the test results and also, whether or not, in InterDigital's sole discretion, the Working Sample is acceptable; provided, however, that Kenwood shall not commence production until InterDigital has accepted the Working Sample. If the Working Sample is found unacceptable by InterDigital, InterDigital shall provide Kenwood with a written description as to the deficiencies and/or nonconformances of the Working Samples. Kenwood shall have thirty (30) days to provide InterDigital with revised and acceptable (as determined by InterDigital) Working Samples.

2.3 Pre-Production Model Development. If the Working Sample is found acceptable by InterDigital, InterDigital shall prepare Engineering Specifications, with comments and input from Kenwood, which comments and input InterDigital shall consider in good faith, and deliver such specifications to Kenwood. InterDigital shall retain the Working Sample(s) for the term of this Agreement. Kenwood shall thereafter promptly develop and manufacture Pre-Production Models in accordance with the Engineering Specifications. Kenwood shall promptly notify InterDigital if any changes to the Working Sample. InterDigital shall attend a pre-production review meeting at Kenwood's facility and evaluate the Pre-Production Model together with the pre-production test data. InterDigital shall use reasonable efforts to approve the Pre-Production Model at Kenwood's facilities; however, InterDigital reserves the right to have the Pre-Production Model shipped to InterDigital's facilities for further evaluation. In such event, Kenwood shall deliver, or cause to be delivered to the Shipping Destination, the Pre-Production Models as well as the applicable pre-production test data. Upon the receipt of the Pre- Production Model and the pre-production test data, InterDigital shall evaluate the Pre-Production Model and the related documentation. Within thirty (30) days of receipt of the Pre-Production Model and the pre-production test data, InterDigital shall accept or reject the Pre-Production Model and the pre-production test data. If the Pre-Production Model or pre-production test data is not acceptable to

         InterDigital, InterDigital shall provide Kenwood with a written description as to the deficiencies and/or nonconformances. Kenwood shall have thirty (30) days from receipt of such notice from InterDigital to provide InterDigital with an acceptable (as determined by InterDigital) Pre-Production Model and/or pre-production test data, as applicable.


2.4 Revised Pre-Production Models. InterDigital may, from time to time, request Kenwood to develop Revised Pre-Production Models and related pre-production test data. Such request shall be made at least six months prior to InterDigital requiring mass production of such units. Kenwood shall engineer and produce up to two (2) different Revised Pre-Production Models and related documentation without additional cost to InterDigital, provided such units fall within the parameters set out in Exhibit B. For additional Revised Pre-Production Models, Kenwood may charge InterDigital US$* for each different Revised Pre- Production Model.


3.       CONSIDERATION AND PAYMENT

         As full and complete consideration for the Work, InterDigital shall pay Kenwood the total amount of US$* and development fee for Revised Pre-Production Models as specified in Exhibit A.

4.       DELIVERY AND TITLE

4.1 Shipping Requirements. Kenwood shall ship, or cause other to ship, the Working Samples and related documentation to the Shipping Destination. Kenwood shall deliver all Pre-Production Models and Revised Pre-Production Models FCA, Japan (except that Kenwood shall also pay marine insurance)(Incoterms 1990). For the Pre-Production Models and Revised Pre-Production Models, as well as the related documentation, Kenwood shall arrange for shipping to the Port of Philadelphia, Pennsylvania, or such other destination as InterDigital may designate, such costs (including freight and import fees but excluding insurance) to be paid by InterDigital. Kenwood shall bear the risk of loss to all Working Samples and Pre-Production Models, Revised Pre-Production Models, work in progress, materials, tools and other things independent of title until receipt by InterDigital at the Shipping Destination.

4.2 Packaging and Other Requirements. Unless otherwise specified by InterDigital in writing, Kenwood shall properly pack, box, crate or prepare all Working Samples, Pre-Production Models and Revised Pre-Production Models for shipment so as to prevent damage in transit.

4.3 Working Sample, Pre-Production Model and Revised Pre-Production Model Title. Title to and Risk of Loss for each Working Sample, Pre-Production Model and Revised Pre-Production Model shall pass to InterDigital when each such unit has been placed on the loading dock at the Shipping Destination.


----------
* Confidential treatment has been requested for the deleted text, which has been filed separately with the Securities and Exchange Commission.

5.       INSPECTIONS

         Upon reasonable advance written notice, Kenwood shall allow InterDigital and its authorized representatives to observe and inspect the Work, including materials and supplies being used, subject to Kenwood's then-existing confidentiality restrictions and security and safety requirements.

6.       SUPPLY OF DOCUMENTS

         Upon completion and acceptance of the Pre-Production Model, or upon InterDigital's termination of this Agreement for cause, Kenwood shall promptly provide to InterDigital any and all Technical Material required for InterDigital, or its designee, to manufacture the Pre-Production Model, such documentation to include:

         Design Description
         Schematic Diagrams and Block Diagrams
         Parts List (B.O.M.)
         Electronic Component Specification
         PCB Drawings

         Kenwood shall provide InterDigital with revised documentation stipulated in this section twenty (20) days after acceptance of a design change by InterDigital.

7.       CONFIDENTIAL INFORMATION

7.1 Designation of Confidential Information. All information relating to the Work provided by either party to the other, whether before or after the date hereof and whether oral or written and transactions contemplated in this Agreement, shall be and is hereby deemed to be confidential and proprietary information (hereinafter called "Confidential Information"). Neither party shall be obligated to specifically identify any information as to whether the protection of this Section is desired by any notice, legend, or other action.

7.2 Nondisclosure. A party receiving Confidential Information shall not, without the prior written consent of the party disclosing such information, (i) use any portion of the Confidential Information for any purpose other than in connection with the performance of this Agreement, or (ii) disclose any portion of the Confidential Information to any persons or entities other than the employees and consultants of receiving party, its subcontractor or its affiliated companies, who reasonably need to have access to the Confidential Information in connection with the performance of this Agreement; provided, however, that such employees and consultants shall be informed of the confidentiality requirements herein and shall be required to execute an agreement having terms consistent with those provided in this Section 7; and provided further that the receiving party shall be responsible for any breach of the confidentiality requirements by such employee or consultants.

7.3 Exceptions. Notwithstanding the foregoing, a receiving party shall not be liable for disclosure of Confidential Information, or part thereof, if the receiving party can demonstrate that such Confidential
         Information:

                  (a) was in the public domain at the time it was disclosed;
                  (b) has been known to or in the possession of the party receiving it at the time of receipt;
                  (c) is known to the receiving party from a source other than the disclosing party without breach of this Section by the receiving party; or
                  (d) has been disclosed to the government of the receiving party or its agent in accordance with its order.

7.4 Limitations. Notwithstanding the foregoing, nothing in this Section shall be deemed to limit or alter InterDigital's rights under Section 10 hereto.

7.5 Survival. The provisions of this Article shall survive termination, cancellation or expiration of this Agreement for five (5) years from the date of such termination, cancellation or expiration.

8.       TERM, TERMINATION AND EXPIRATION

8.1 Term. This Agreement shall be effective upon the Effective Date and, unless earlier terminated as provided herein, shall be valid and in force for a period of two (2) years thereafter. The parties may extend this Agreement by mutual written agreement.

8.2 Termination for Cause. A party may terminate this Agreement at any time, without liability, upon written notice to the other party, if:

         (A) the other party becomes insolvent, or a petition of bankruptcy is filed, or any similar relief is filed by or against such party, or a receiver is appointed with respect to any of the assets of such party, or a liquidation proceeding is commenced by or against such party;

         (B) the other party fails to correct or cure any material breach of any covenant or obligation under this Agreement within thirty (30) calendar days after receipt by such party of a written notice from the other party specifying such breach.

8.3 Termination After Acceptance of Pre-Production Model. Notwithstanding any provision of this Agreement to the contrary, InterDigital may, without liability (except as provided in this section) and upon thirty days' prior written notice to Kenwood, terminate this Agreement after acceptance of the Pre-Production Model in the event that InterDigital does not have sufficient customer orders for RF units. In the event of such termination, InterDigital shall continue to pay Kenwood the scheduled payments set out in Exhibit A, but at a 20% discount.

8.4 Return of Confidential Information. Upon the expiration or termination of this Agreement, each party shall return to the other party all Confidential Information of the other party together with all copies made therefrom, except to the extent such information is required by InterDigital to exercise its rights under Section 10.

8.5 Survival. The following provisions shall survive the termination or expiration of this Agreement; Article 8.5, Article 9.1, Article 10,
         Article 11, Article 14, Article 17, Article 20, Article 21 and Article
         22. In addition, any provision of this Agreement necessary for a party to exercise rights or obligations arising prior to expiration or termination shall survive such expiration or termination.

9.       INSURANCE AND INDEMNIFICATION


9.1 Indemnification. Either party shall, to the maximum extent permitted by law, indemnify and hold harmless the other party, its affiliates and subsidiaries and all offices, directors, employees, and agents of such companies (collectively, "Indemnified Parties"), from against, for and in respect pf any and all claims, investigations, proceedings, injuries, demands, liabilities, losses, expense, including without limitation attorney's fees, damages, judgements, or settlements arising out of or resulting from the performance or non- performance under this Agreement of either party, anyone directly or indirectly employed by either party or anyone else whose acts either party may be liable. The obligations under this paragraph shall not be constructed to negate, abridge or otherwise reduce any other obligations of indemnity which would otherwise exist as to any provisions or limits of insurance required by this Agreement.

9.3 Insurance. Each party shall secure and maintain insurance commensurate with the obligations and potential liabilities arising under this Agreement. Each party shall, upon the request of the other party, provide a description of the coverage secured, including deductibles, exclusions, term, and policy limits.

9.4 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY OTHER KIND INCURRED ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

10.      INTELLECTUAL PROPERTY

10.1 Pre-Existing Intellectual Property. Except as provided in Section 10.2, nothing contained in this Agreement will be deemed to grant to either party, either directly or by implication, estoppel or otherwise, any title, ownership, license, or any interest whatsoever in, of or to Intellectual Property or Technical Material of the other party, whether existing prior to the Effective Date or developed thereafter.

10.2 Developed Proprietary Information. The Technical Material supplied or made specifically by Kenwood (or its contractors) under this Agreement and any Intellectual Property hereunder developed, produced or created by Kenwood (or its contractors) (collectively "Developed Information") shall be the joint property of InterDigital and Kenwood, subject to the following terms and conditions:

         (A) InterDigital may use, sell, license, or otherwise transfer the Developed Information without any accounting to Kenwood; provided, however, that InterDigital shall notify Kenwood of any license, sale, or other transfer of the Developed Information to a third party;

         (B) Kenwood may use the Developed Information for only the manufacture of units for InterDigital;

         (C) InterDigital shall have the right to apply for any patents on Intellectual Property, in Kenwood and InterDigital's name. Kenwood shall execute all documents reasonably required for such applications. InterDigital shall provide Kenwood with advance copies of significant patent application filings for review and comment and will consider such comments in good faith. InterDigital and Kenwood shall share equally the cost of such patent filings; provided, however, that Kenwood may elect not to have joint ownership in such patents in which event Kenwood shall assign all of such patent rights to InterDigital and execute all documentation required for InterDigital to obtain patent protection in its name and at its sole expense.

         (D) Developed Information shall not include knowledge, manufacturing, processes, designs, developed, produced, or created by Kenwood (or its contractors) prior to the Commencement of the Work or other than conjunction with the Work.

10.3 Use of Third Party Intellectual Property Rights. In manufacturing the Working Copy or Pre-Production Model, Kenwood shall not use or rely on any method, process, or other tangible or intangible element requiring the payment of royalties without the express written consent of InterDigital. To the extent that InterDigital consents to Kenwood's use of any license or other right under any patents or patent application to perform the Work or develop, manufacture or supply the Working Copies or Pre-Production Models under this Agreement, Kenwood shall pay all royalties and license fees required pursuant thereto.

11.      ARBITRATION

         Any controversy, dispute, or claim arising out of or relating to this Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) which has not been settled after a meeting of the parties in a good faith effort to resolve their differences shall be resolved exclusively by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators chosen in accordance with said rules unless the parties agree to use fewer arbitrators. The arbitration shall take place in Paris, France and shall be conducted in English. The award of such arbitration shall be final and binding on both parties.

12.      FORCE MAJEURE

         If either party's performance of this Agreement is interfered with by reason of any circumstance beyond the reasonable control of the party affected, including without limitation, war (whether an actual declaration thereof is made or not), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure or delay in transportation, failure of or delay in performance of InterDigital's or Kenwood's obligations under this Agreement due to act of any government or any agency or subdivision thereof, judicial action, labor dispute, fire, accident, explosion, epidemic, storm, flood, earthquake, or other Act of God, or shortage of labor , fuel, raw material, or machinery, then the party affected shall be excused from such performance, but only for the period of time occasioned by such event. A party claiming a force majeure shall notify the other party within ten (10) working days of such force majeure event, providing the type of event, the expected delay, and the efforts being taken to minimize such delay. If any such interference extends for more than Ninety (90) days, both parties shall discuss to seek for the best course of action.

13.      NOTICES

13.1 Notice Requirements. Any notices required to be given under this Agreement shall be sent by registered air mail, facsimile or hand delivery to the other party at the address listed below:

         To InterDigital:
         ----------------

         INTERDIGITAL COMMUNICATIONS CORPORATION
         781 Third Avenue, King of Prussia
         Pennsylvania 19406-1409, USA
         Attn: William J. Merritt
         Tel: 610-878-5700
         Fax: 610-878-7844

         To Kenwood:
         -----------

         KENWOOD CORPORATION
         1-14-6, Dogenzaka
         Shibuya-ku, Tokyo 150 Japan
         Attn: Katsuhito Ohashi

         Tel: 03-5457-7158
         Fax: 03-5457-7160

13.2 Receipt. Notices given pursuant to section 13.1 shall be deemed to have been received Five (5) business days after sending in the case of registered air mail and at the time of receipt of the receiving party in the case of hand delivery and facsimile, unless earlier confirmed by the receiving party.

14.      SEVERABILITY

         In the even that, for any reason, any portion of this Agreement shall be determined to be illegal, unlawful or unenforceable, the remaining provisions of this Agreement shall, nevertheless remain in full force and effect and this Agreement shall be construed as if the illegal, unlawful or unenforceable provisions were not contained herein.

15.      SUBCONTRACTING

         Kenwood shall not subcontract any of the Work without the express written consent of InterDigital. Kenwood's use of subcontractor's shall not relieve Kenwood of its obligations hereunder and Kenwood shall be liable to InterDigital for all the acts and omissions of any subcontractor as if such act or omissions were made by Kenwood.

16.      LIENS.

         Kenwood shall not make nor permit to be made any attachments to the Working Sample, Pre-Production Models, or components thereof, of liens, encumbrances or claims for labor or material. Kenwood shall promptly remove and shall protect and hold InterDigital harmless from all such claims, liens and encumbrances arising from the manufacture, assembly and transit of the Working Sample or Pre-Production Model.

17.      WAIVER

         Any failure of either party to enforce at any time or for any period, any provisions of thus Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every provision.


18.      ASSIGNMENT

         This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a subsidiary or affiliate of the assigning party by written notice to the other party.

19.      AMENDMENT

         This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the parties hereto.

20.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein.

21.      HEADINGS

         Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

22.      GOVERNING LAW

         This Agreement sets forth the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York. Each party irrevocably submits to the jurisdiction of the courts of the state or country of the party solely for the purposes of requiring the other party to submit to arbitration as required hereunder and for enforcing any award granted thereunder. Process may be served on either party by certified or registered U.S. mail or by globally recognized express mail service.


23.      TAXES.

         It is understand that no taxes, assessments, excises, duties, impositions, or licenses will be levied. Assessed or imposed on Kenwood by the U.S. Government on account of the Work or the Working Samples. If, however, any such taxes, assessments, excises, duties, imposed on Kenwood by the U.S. Government on account of the Work or the Working Samples, they shall be borne by InterDigital and all payments owing to Kenwood hereunder shall be net of any such taxes, levies, or charges required to be withheld with respect to such payments

24.      INDEPENDENT CONTRACTOR

         In making and performing this Agreement, InterDigital and Kenwood act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, joint venture, partnership or employer and employee relationship between InterDigital and Kenwood.

25.      LABELING

         At InterDigital's request, Kenwood shall place appropriate notices or labels on all Working Samples, and component parts thereto, being manufactured for InterDigital pursuant to this Agreement to indicate ownership by InterDigital. To the extent reasonably possible, the Working Sample, and component parts thereto, shall be stored separately from other inventory and conspicuously marked with labels indicating ownership by InterDigital.

26.      PUBLIC ANNOUNCEMENTS.

         Except as may be required by law, neither party shall issue any press release or make or cause to be made any public disclosure of this Agreement without the prior written consent of the other party.


                            [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement in duplicate effective on the day first written above.

                                       INTERDIGITAL COMMUNICATIONS CORPORATION


Attest

/s/ Adrienne G. Juskalian               By /s/ Mark Lemmo
-------------------------------         -----------------------------------
                                        Title General Manager



                                        KENWOOD CORPORATION

Attest

/s/ SZ                                  By /s/ Masakazu Kaneko
--------------------------------        -----------------------------------
                                        Title General Manager
                                              Radio Communications Department
                                              Communications Equipment Division

                                    EXHIBIT A
                              SCHEDULE OF PAYMENTS

================================================================================
   Description             Amount                 Payment Schedule
--------------------------------------------------------------------------------
Initial Payment            US$ *        Paid under Memorandum of Understanding.
Development Fee 1                       This payment was for work done prior to
                                        the date of this Agreement. This amount
                                        shall not be returned to InterDigital
                                        for any reason.
--------------------------------------------------------------------------------
Development Fee 2          US$ *        Payable within 30 days of Working Sample
                                        acceptance.
--------------------------------------------------------------------------------
Development Fee 3          US$ *        Payable within 30 days of Production
                                        Model acceptance
--------------------------------------------------------------------------------
Quarterly Payment          US$ *        Payable in four quarterly installments
of Engineering                          commencing at the end of the month of
Fee                                     Pre-Production model acceptance unless
                                        suspended in the event the Products
                                        delivered by Kenwood to InterDigital
                                        fail to meet mutually accepted Outgoing
                                        and Incoming Inspection Regulations and
                                        Standards stipulated in the Production
                                        Agreement or any Kenwood-provided
                                        Warranty.
--------------------------------------------------------------------------------

Development Fee            US$ *        Applicable from third new frequency
for each Revised                        change. 50% payable upon acceptance of
Pre-Production                          Pre-Production Model and 50% payable
Model                                   upon acceptance of first production
                                        unit.
================================================================================


* Confidential treatment has been requested for the deleted text, which has been filed separately with the Securities and Exchange Commission.